Exhibit 10.17

Non-Exec Directors Agreement

Between

Genius Group Ltd

And

Richard J Berman

This Board of Directors Services Agreement (the “Agreement”), dated January 1 2022, is entered into between Genius Group Ltd (GG), a Singapore Registered Company, and Richard J Berman (RJB), an individual with a principal address at 420 Lexington Avenue Suite 1402, New York, New York 10170.

WHEREBY:

1. Genius Group (GG) is acquiring the services of Richard J Berman (RJB) as a Non-exec Director of the Board and Audit Committee Chairman for the benefit of the company and its shareholders, commencing immediately.

2.	RJB’s role as Non-exec Director will be to:

●	Attend GG’s board meetings every three months, to be attended virtually or in person, to provide strategic advice and feedback to the executive directors on the financial performance and growth plans of the company.

●	Review each board report, minutes and financial reports in preparation for each quarterly board meeting.

●	Review each board report, minutes and financial reports in preparation for each quarterly board meeting.

●	Provide more specific advice on the financial and operational management of GG with a monthly virtual meeting in each of the two months every quarter outside of the board meeting month, with the finance, company acquisition and due diligence teams.

●	Where appropriate and mutually agreed, RJB will take on additional activities on a project basis, with fees for each project agreed outside of this agreement.

3.	RJB’s role as Audit Committee Chairman will be to:

●	schedule an appropriate number and the timing of Committee meetings each calendar year so as to enable the Committee to carry out its responsibilities diligently and effectively.

●	Create the agenda for each Committee meeting with a view to establishing the appropriate priorities, and fulfilling the obligations of the Committee, in consultation with the CFO and the external auditors.

●	Use best efforts to see to it that the Committee receives all material to be discussed at the meeting one week before the meeting in order to allow Members a sufficient amount of time to review the information in the material.

●	Hold pre-meeting sessions with each of management, the external auditors, and the internal auditor, and a joint session with both management and the external auditors, for the purpose of: reviewing all the written materials to be sent to the Members before such materials are sent to them; prioritizing the issues to be considered by the Committee; and reviewing and deciding on how the issues can best be presented to the Committee.

4.	Compensation:

GG agrees to pay RJB a monthly fee of US$10,000, (amounting to an annual fee of US$120,000) paid at the end of each month via telegraphic transfer.

GG is also issuing RJB 180,000 stock options at a price of $11.50 which may be fully exercised in three equal amounts:

1.	60,000 share options that vest on the date of joining and that may be exercised between 12 months and 24 months of joining.

2.	60,000 share options that vest on the first anniversary after joining and that may be exercised any time within 24 months of the vesting date.

3.	60,000 share options that vest on the second anniversary after joining and that may be exercised any time within 24 months of the vesting date.

5.	Expenses:

GG shall reimburse RJB for reasonable out-of-pocket expenses incurred in connection with his work related to GG.

6.	Duration:

This contract is for an initial two year period, with the option for both parties to renew at the end of this period under the same terms or mutually agreed adjustments to these terms.

7.	Termination:

During the period of this agreement either side may terminate this agreement for any reason by providing three months notice.

8.	Immediate Termination:

During the period of this agreement either side may immediately terminate this agreement with immediate effect in the event of fraud, serious misconduct or impossibility of performance.

9. Intellectual Property:

All data and intellectual property or content made available to RJB in his role will remain with GG during and after termination of this agreement.

10. Confidentiality:

All matters and information shared in confidence during the period of this agreement shall be kept strictly confidential during and after termination of this agreement.

11. Governing Law:

This agreement shall be governed by the law of Singapore.

AGREEMENT:

This document represents the full agreement between the two parties. Any modification to this agreement will be in writing.

Signed:

/s/ Richard J Berman	/s/ Roger Hamilton
Richard J Berman	Roger Hamilton on behalf of
Genius Group Ltd

Agreed to on December 20, 2021	Agreed to on December 20, 2021